SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 27, 2001

ZILA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5227 North 7th Street Phoenix, Arizona		85014

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code	(602) 266-6700

ITEM 5. OTHER EVENTS

As announced in a press release dated August 27, 2001, Zila, Inc. and certain of its operating subsidiaries (collectively, the “Borrower”) and Congress Financial Corporation (“Congress”) entered into a Loan and Security Agreement (the “Agreement”) whereby Congress will provide a $12 million revolving line of credit to the Borrower at an interest rate of the prime rate plus 3/4 percent. The obligations under the agreement are collateralized by various assets, including, but not limited to, trade accounts receivable, inventories, equipment and intangible assets of the Borrower and of certain other operating subsidiaries of Zila, Inc. Zila, Inc. and all of its direct and indirect operating subsidiaries guarantee the obligations under the Agreement. The Agreement expires August 17, 2004. Under the Agreement, the Company is required to comply with a financial covenant based on an adjusted tangible net worth calculation.

A portion of the available funds from the new line of credit were used to pay off in full the line of credit and building loan due to Bank One Arizona N.A., totaling approximately $6.4 million. The obligations of Oxycal Laboratories, Incorporated, an operating subsidiary of Zila, Inc., to Bank One with respect to the 1999 Industrial Revenue Development Bonds have not changed.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements
None

(b)	Pro Forma Financial Information
None

(c)	Exhibits

Exhibit No.	Description

99.1	Loan and Security Agreement dated August 17, 2001

99.2	Press Release dated August 27, 2001

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZILA, INC., a Delaware corporation

By: /s/ Joseph Hines
Date: September 4, 2001	Joseph Hines President, Chairman of the Board (Principal Executive Officer)